CERTIFICATE AMENDMENT
                           CERTIFICATE OF DESIGNATIONS
                                       OF
                    SERIES A 5% CONVERTIBLE PREFERENCE STOCK
                                       OF
                          PRIMEDEX HEALTH SYSTEMS, INC.
                          -----------------------------
               (UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW)

                  Primedex Health Systems, Inc. (originally known as CCC Franchising Corp.), a corporation organized and existing by virtue of the Business Corporation Law of the State of New York, formed by the filing of its Certificate of Incorporation with the Department of State on October 21, 1985, DOES HEREBY CERTIFY:

                  That, pursuant to authority conferred upon the Board of Directors of Primedex Health Systems, Inc., by its Certificate of Incorporation and in accordance with Section 502 of the Business Corporation Law of the State of New York, that the following resolutions of the Board of Directors of the Corporation were duly adopted by unanimous written consent pursuant to Section 708(b) of the Business Corporation Law of the State of New York, fixing the voting powers, designations, preferences and rights relating to its Series A 5% Convertible Preference Stock as follows:

                  "RESOLVED, that the Board of Directors (the "Board") of Primedex Health Systems, Inc. (the "Corporation") hereby authorizes the issuance of a series of preferred stock consisting of up to 5,600,000 shares and the Board hereby fixes the voting powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of such preferences and/or rights, of the shares of that series as follows:

                  Section 1.  Designation and Amount.
                              ----------------------

                           There shall be a series of Preferred Stock, par value
$.01 per share, of the Corporation which shall be designated Series A 5% Convertible Preferred Stock and the total number of authorized shares constituting such series shall be 5,600,000 shares ("Series A Preferred Stock".) Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding.

                  Section 2.  Dividends and Distributions.
                              ---------------------------

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                           (a) Holders of shares of Series A Preferred Stock
will be entitled to receive, when, as and if declared by the Board out of funds legally available for the payment of dividends, annual cash dividends equal to $.05 per share, before any dividend is paid on Common Stock. That dividend may be payable quarterly or otherwise as the Board of Directors may from time to time determine. Dividends may be declared and paid on Common Stock in any fiscal year of the Corporation only if Dividends shall have been paid to or declared and set apart on the Series A Preferred Stock at that annual rate for each quarter of the fiscal year of the Corporation including the quarter in which dividends upon Common Stock is declared. The dividend will accrue daily on the basis of a 360-day year of twelve 30-day months, whether or not the Corporation has earnings or surplus, and the dividend payable to the holder of a share of Series A Preferred Stock will be the accrued dividend from the day the share is issued to the dividend payment date. Dividends shall be cumulative so that if dividends in respect of any previous dividend period at the annual rate set forth above shall not have been paid on or declared and set apart for all Series A Preferred Stock at the time outstanding, the deficiency shall be fully paid on or declared and set apart for those shares before the Corporation pays any dividend to holders of Common Stock.

                           (b) Each dividend will be payable to holders of
record of the Series A Preferred Stock on a date (a "Record Date") selected by the Board which is not less than ten nor more than thirty days before the date on which the dividend is to be paid. No Record Date will precede the date when the resolution fixing the Record Date is adopted.

                           (c) Unless and until all accumulated dividends on the
Series A Preferred Stock under Subparagraph (a) have been paid, the Corporation may not declare or pay any dividend, make any distribution, or set aside any funds or assets for payment or distribution, with regard to any Junior Shares. As used with regard to the Series A Preferred Stock, the term "Junior Shares" means all shares of Common Stock and all shares of any other class or series of stock of the Corporation to which the shares of Series A Preferred Stock are prior in rank. If the Series A Preferred Stock ranks prior to another class or series of stock as to some matters, but not as to other matters, shares of the other class or series are "Junior Shares" with regard to the matters as to which the Series A Preferred Stock ranks prior to the other class or series, but not as to other matters.

                           (d) While any shares of Series A Preferred Stock are
outstanding, the Corporation may not declare any dividend, make any distribution or set aside any funds for the payment of a dividend, with regard to any shares of any class or series of stock of the Corporation which ranks on a parity with the Series A Preferred Stock as to payment of dividends.

                           (e) Any dividend paid or other contribution made with
regard to shares of Series A Preferred Stock will be paid pro-rata on a share-by- share basis among all such shares at the time outstanding.

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                           (f) Accrued but unpaid dividends shall not bear
interest.

                  Section 3.  Voting Rights.
                              -------------

                           Except as otherwise provided by law or by this
Certificate of Incorporation, the holders of Common Stock issued and outstanding shall have and possess the exclusive right to notice of shareholders' meetings, and the exclusive voting rights and powers, and the holders of the Series A Preferred Stock shall not be entitled to notice of any shareholders' meeting, or to vote on the election of directors or on any other matter.

                  Section 4.  Liquidation.
                              -----------

                           Upon the liquidation, dissolution or winding-up of
the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock will be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of any Junior Shares, an amount equal to (i) $1.00 per share (the "Liquidation Preference") plus (ii) all accumulated and unpaid dividends, and all accrued but not yet due dividends, with regard to the Series A Preferred Stock to the date of final distribution (whether or not earned or declared).

                           If, upon any liquidation, dissolution or winding-up
of the Corporation, the assets of the Corporation, or proceeds of those assets, available for distribution to the holders of Series A Preferred Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Preferred Stock are not sufficient to pay in full the preferential amount required to be distributed to the holders of the Series A Preferred Stock and of all other classes or series which are on a parity as to distributions on liquidation with the Series A Preferred Stock, then the assets, or the proceeds of those assets, which are available for distribution to the holders of Series A Preferred Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Preferred Stock will be distributed to the holders of the Series A Preferred Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Preferred Stock ratably in accordance with the respective amounts of the liquidation preferences of the shares held by each of them.

                           After payment of the full amount of the Liquidation
Preference and accumulated and accrued dividends to which holders of Series A Preferred Stock are entitled, the holders of Series A Preferred Stock will not be entitled to any further distribution of assets of the Corporation.

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


                  Section 5.  Conversion Into Common Stock.
                              ----------------------------

                           (a) Each holder of shares of Series A Preferred Stock
will have the right at any time on or before the tenth day before the date, if any, fixed for the redemption of those shares in any notice of redemption given as provided in Section 8, at the office of the Corporation or any transfer agent for those shares, from the date of issuance of such shares until a date five (5) years from and after the date of issuance, at the option of the holder of the shares of Series A Preferred Stock, to convert each share of Series A Preferred Stock held of record by the holder into such number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) at the conversion price in effect at the time of conversion determined as provided below, each share of Series A Preferred Stock being taken at One Dollar ($1.00) plus a sum equal to all accrued but unpaid dividends thereon to the Conversion Date (as defined herein) for the purpose of conversion. The price at which shares of Common Stock shall be deliverable upon conversion (herein called the "Conversion Price") shall be initially One Dollar ($1.00) per share of Common Stock. The initial Conversion Price shall be subject to adjustment from time to time in certain instances, as provided below. The right to convert shares tendered for redemption pursuant to Section 8 will terminate at the close of business ten (10) days before the date fixed for redemption, unless the shares are not redeemed as required by Section 8.

                           (b) (i) In order to exercise the conversion
privilege, the holder of each share of Series A Preferred Stock to be converted must surrender the certificate representing that share to the conversion agent for the Series A Preferred Stock appointed by the Corporation (which may be the Corporation itself), with the Notice of Election to Convert on the back of that certificate duly completed and signed, at the principal office of the conversion agent. If the shares issuable on conversion are to be issued in a name other than the name in which the Series A Preferred Stock is registered, each share surrendered for conversion must be accompanied by an instrument of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney and by funds in an amount sufficient to pay any transfer or similar tax which is required to be paid in connection with the transfer or evidence that tax has been paid.

                               (ii) Each conversion will be at the Conversion
Price in effect at the close of business on the day when all the conditions in Subparagraph 5(b)(i) have been satisfied.

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                               (iii) As promptly as practicable after the
surrender by a holder of certificates representing shares of Series A Preferred Stock in accordance with this Subsection 5(b), the Corporation will issue and will deliver to the holder at the office of the conversion agent, or on the holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock. Any fractional interest in respect of a share of Common Stock arising upon a conversion will be settled as provided in Subsection 5(c).

                               (iv) Each conversion will be deemed to have been
effected immediately prior to the close of business on the date on which all the conditions specified in Subparagraph 5(b)(i) have been satisfied, and the person in whose name a certificate for shares of Common Stock is to be issued upon a conversion will be deemed to have become the holder of record of the shares of Common Stock represented by that certificate at that time. All shares of Common Stock delivered upon conversion of Series A Preferred Stock will upon delivery be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of Series A Preferred Stock for conversion and compliance with all the other requirements of Subparagraph 5(b)(i), the shares represented by those certificates will no longer be deemed to be outstanding and all rights of the holder with respect to those shares will immediately terminate, except the right to receive the Common Stock or other securities, cash or other assets to be issued or distributed as a result of the conversion.

                           (c) No fractional shares of Common Stock will be
issued upon conversion of Series A Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of shares of Series A Preferred Stock will be paid in cash (computed to the nearest cent) based on the Conversion Price (as defined in Subparagraph 5(a)) on the day next preceding the day of conversion. If more than one share of Series A Preferred Stock is surrendered for conversion at substantially the same time by the same holder, the number of full shares of Common Stock issuable upon the conversion will be computed on the basis of all the shares of Series A Preferred Stock surrendered at that time by that holder.

                           (d) The initial Conversion Price per share of Series
A Preferred Stock will be adjusted as follows from time to time if any of the events described below shall have occurred after the issuance of such shares.

                               (i) If the Corporation (A) makes a distribution
     on its Common Stock in shares of its Common Stock, (B) subdivides its outstanding Common Stock into a greater number of shares, or (C) combines its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to that event will be adjusted so that the holder of a share of Series A Preferred Stock surrendered for conversion after that event will receive the number of shares of Common Stock of the Corporation which the holder would have received if the share of Series A Preferred Stock had been converted immediately before the happening of the event (or, if there is more than one such event, if the share of Series A Preferred Stock had been converted immediately before the first of those events and the holder had retained all the Common Stock or other securities or assets received after the conversion). An adjustment made pursuant to this Subparagraph 5(d)(i) will become effective immediately after the record date in the case of a dividend or distribution, and will become effective immediately after the effective date in the case of a subdivision or combination. If any such dividend or distribution is declared but is not paid or made, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment of the Conversion Price will not affect any conversion which takes place before the readjustment.

                               (ii) If the Corporation distributes to the
holders of its Common Stock as a class any shares of capital stock of the Corporation or evidences of indebtedness or assets or rights or warrants or any other securities to subscribe for or purchase any of its securities, then, in each such case the Conversion Price will be reduced so that it will equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for the distribution by a fraction of which the numerator is the current public market price of the Common Stock on the record date for the distribution less the then fair market value (as determined by the Board, whose determination, if made in good faith, will be conclusive) of the capital stock, evidences of indebtedness, assets, rights or warrants or any other securities which are distributed with respect to one share of Common Stock, and of which the denominator is the current public market price of the Common Stock on that record date.

                  Each adjustment will, except as provided in Subparagraph 5(d)(iii), become effective immediately after the record date for the determination of the stockholders entitled to receive the distribution. If any distribution is declared but not made, or if any rights or warrants or any other securities expire or terminate without having been exercised, effective immediately after the decision is made not to make the distribution or the rights or warrants or any other securities expire or terminate, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment will not affect any conversions which take place before the readjustment.

                               (iii) If there is a reclassification or change of
outstanding shares of Common Stock (other than a change in par value, or as a result of a subdivision or combination), or a merger or consolidation of the Corporation with any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock, or a sale or transfer of all or substantially all of the assets of the Corporation, upon any subsequent conversion of Series A Preferred Stock, each holder of the Series A Preferred Stock will be entitled to receive the kind and amount of securities, cash and other property which the holder would have received if the holder had converted the shares of Series A Preferred Stock into Common Stock immediately before the first of those events and had retained all the securities, cash and other assets received as a result of all those events.

                               (iv) No adjustment in the Conversion Price will
be required unless the adjustment would require a change of at least $.05 in the Conversion Price; PROVIDED, HOWEVER, that any adjustments which are not made because of this Subparagraph 5(d)(iv) will be carried forward and taken into account in any subsequent adjustment; and PROVIDED, FURTHER, that any adjustment must be made in accordance with this Section 5 (without regard to this Subparagraph 5(d)(iv)) not later than the time the adjustment may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. All calculations under this Section 5 will be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

                               (v) Whenever the Conversion Price is adjusted,
the Corporation will promptly send each holder of record of Series A Preferred Stock a notice of the adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which the adjustment becomes effective and containing a brief description of the events which caused the adjustment.

                               (vi) In any case in which this Subparagraph 5(d)
provides that an adjustment will become effective immediately after a record date for an event, the Corporation may defer until the occurrence of the event
(A) issuing to the holder of any share of Series A Preferred Stock converted after the record date and before the occurrence of the event the additional shares of Common Stock issuable upon the conversion by reason of the adjustment over and above the Common Stock issuable upon the conversion before giving effect to the adjustment and (B) paying to the holder any cash in lieu of any fractional share pursuant to Subparagraph 5(c).

                           (e) In the event that:

                               (i) the Corporation declares a dividend (or any
other distribution) on the Common Stock; or

                               (ii) the Corporation authorizes the granting to
the holders of the Common Stock of rights or warrants or any other securities to subscribe for or purchase any shares of any class or any other rights or warrants or any other securities; or

                               (iii) there is any reclassification of the Common
Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value, or from par value to no par value, or from no par value to par value), or any consolidation, merger, or statutory share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale or transfer of all or substantially all the assets of the Corporation; or

                                (iv) there is a voluntary or an involuntary
dissolution, liquidation or winding up of the Corporation;

then the Corporation will mail to the holders of record of the Series A Preferred Stock, at least 15 days before the applicable date specified below, a notice stating the applicable one of (A) the date on which a record is to be taken for the purpose of the dividend, distribution or grant of rights or warrants or any other securities, or, if no record is to be taken, the date as of which the holders of Common Stock of record who will be entitled to the dividend, distribution or rights or warrants or any other securities will be determined, or (B) the date on which the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock will be entitled to exchange their shares of Common Stock for securities or other property deliverable upon the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up. Failure to give any such notice or any defect in the notice will not affect the legality or validity of the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up.

                           (f) (i) The Corporation will at all times reserve and
keep available, free from preemptive rights, out of the authorized but unissued shares of Common Stock or the issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Series A Preferred Stock, the maximum number of shares of Common Stock which the Corporation would be required to deliver upon the conversion of all the outstanding shares of Series A Preferred Stock. For the purposes of this Subparagraph 5(f), the number of shares of Common Stock which the Corporation would be required to deliver upon the conversion of all the outstanding shares of Series A Preferred Stock will be computed as if at the time of the computation all the outstanding shares were held by a single holder.

                                (ii) Before taking any action which would cause
an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series A Preferred Stock, the Corporation will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at the adjusted Conversion Price.

                           (g) The Corporation will pay any documentary stamp or
similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock; PROVIDED, HOWEVER, that the Corporation will not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of record of the Series A Preferred Stock to be converted and no such issue or delivery will be made unless and until the person requesting the issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid.

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

                           (h) For each share of Common Stock received on
conversion of shares of Series A Preferred Stock the Corporation will issue one Five Year Warrant to purchase one share of Common Stock (the "Warrant"). The Warrant will be subject to adjustment in accordance with Subparagraph 5(d) hereinabove, will contain standard and customary provisions and will have an exercise price determined based upon the number of years after issuance of the Series A Preferred Stock that the Series A Preferred Stock is converted to Common Stock.

                               (i) If shares of Series A Preferred Stock are
converted in year one (1) after issuance then the Warrant exercise price will be $1.20 per share.

                               (ii) If shares of Series A Preferred Stock are
converted in year two (2) after issuance then the Warrant exercise price will be $1.40 per share.

                               (iii) If shares of Series A Preferred Stock are
converted in year three (3) after issuance then the Warrant exercise price will be $1.60 per share.

                               (iv) If shares of Series A Preferred Stock are
converted in year four (4) after issuance then the Warrant exercise price will be $1.80 per share.

                               (v) If shares of Series A Preferred Stock are
converted in year five (5) after issuance then the Warrant exercise price will be $2.00 per share.

                  Section 6.  Status.
                              ------

                           Upon any conversion, exchange or redemption of shares
of Series A Preferred Stock, the shares of Series A Preferred Stock which are converted, exchanged or redeemed will have the status of authorized and unissued shares of preferred stock, and the number of shares of preferred stock which the Corporation will have authority to issue will not be decreased by the conversion, exchange or redemption of shares of Series A Preferred Stock, but the number of shares of Series A Preferred Stock which the Corporation will have authority to issue will be reduced so that the shares of Series A Preferred Stock which were converted, exchanged or redeemed may not be re-issued.

                  Section 7.  Redemption at the Option of the Holder.
                              --------------------------------------

                           (a) Each holder of Series A Preferred Stock will have
the right at any time after the fifth anniversary of the issuance of the Series A Preferred Stock to require the Corporation to redeem any or all the shares of Series A Preferred Stock owned of record by the holder, at a redemption price of two dollars ($2.00) per share (the "Redemption Price").

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

                           (b) In order to exercise a right to require the
Corporation to redeem a holder's shares of Series A Preferred Stock, the holder must deliver a request for redemption, accompanied by the certificates representing the shares to be redeemed, to the Corporation. If a request for redemption is given with regard to shares of Series A Preferred Stock promptly after the request for redemption is given to the Corporation, the Corporation will pay the holder cash equal to the Redemption Price of the shares.

                           (c) If a request for redemption accompanied by the
certificates representing the shares to be redeemed is delivered to the Corporation, on the date the request for redemption is given the holders of those shares will cease to be stockholders with respect to those shares, will have no interest in or claims against the Corporation by virtue of the shares and will have no rights with respect to the shares, except the right to receive cash as a result of the redemption, and, unless the Corporation subsequently defaults in paying that cash, from and after the close of business on the date the request for redemption is given the shares to be redeemed will no longer be outstanding.

                  Section 8.  Redemption at the Option of the Corporation.
                              -------------------------------------------

                           (a) Subject to the provisions of the Business
Corporation Law of New York and to any other applicable restrictions on the right of a corporation to redeem its own shares, the Corporation, at the option of the Board of Directors, may at any time or from time to time redeem the whole or any part of the outstanding Series A Preferred Stock.

                           (b) On redemption, the Corporation shall pay for each
share redeemed, cash in the amount of $1.15 per share if redeemed at any time after issuance and before the first anniversary date of issuance; $1.25 per share if redeemed at any time after the first anniversary date of issuance and before the second anniversary date of issuance; $1.35 per share if redeemed at any time after the second anniversary date of issuance and before the third anniversary date of issuance; $1.45 per share if redeemed at any time after the third anniversary date of issuance and before the fourth anniversary date of issuance; $1.55 per share if redeemed at any time after the fourth anniversary date of issuance. In case of the redemption at the option of the Corporation of a part only of the outstanding Series A Preferred Stock the Corporation may designate pro rata or by lot the shares to be redeemed.

                           (c) At least 30 days prior to the date fixed for
redemption, the Corporation shall mail notice of the redemption to the holders of record of the Series A Preferred Stock to be redeemed as of the date of mailing or as of a record date lawfully fixed by the Corporation. The notice shall be mailed by first-class mail, postage prepaid to each of those shareholders at the address of that holder appearing on the books of the Corporation or given by that holder to the Corporation for the purpose of notice, of if no such address appears or is so given, at the place where the

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principal office of the Corporation is located. The notice shall state the date fixed for redemption, the redemption price, the then current conversion price (as defined with respect to those convertible shares) and the date of termination of the right to convert and shall require the holder to surrender to the Corporation on the date fixed and at the place designated in the notice, the holder's certificate or certificates representing the shares to be redeemed if those shares are certificated. On or after the date fixed for redemption, each holder of Series A Preferred Stock called for redemption shall, if those shares are certificated, (unless the holder has previously exercised its option to convert Series A stock as provided in Section 5 hereinabove), surrender the certificate evidencing the shares to the Corporation at the place designated in the redemption notice and shall at that time be entitled to receive payment of the redemption price. If less than all the shares represented by any surrendered certificate are redeemed, a new certificate for the unredeemed shares shall be issued. If the redemption notice is duly given and if sufficient funds are available on the date fixed for redemption to pay the redemption price, then, whether or not the certificates evidencing the shares of Series A Preferred Stock to be redeemed are surrendered, all rights with respect to those shares so called for redemption shall cease and terminate as of the date fixed for redemption, except the right of the holders to receive the redemption price, on surrender of their certificates, if those shares of Series A Preferred Stock are certificated.

                           (d) If, on or prior to any date fixed for redemption
of shares of Series A Preferred Stock, the Corporation deposits with any bank or trust company in California, as a trust fund: (i) a sum sufficient to redeem, on the date fixed for redemption, the shares called for redemption; (ii) in case of the redemption of any uncertificated securities, an officer's certificate (defined below) setting forth the holders of the shares called for redemption, registered on the books of the Corporation and the number of shares held by each; and (iii) irrevocable instructions and authority to the bank or trust company to give the notice of redemption (or to complete the giving notice if commenced) and to pay, on and after the date fixed for redemption or prior to that time, the redemption price of the shares to their respective holders on surrender of their share certificates (for certificated securities), then from and after the date of the deposit, even though that date may be prior to the date fixed for redemption, the shares so called shall be redeemed. "Officer's certificate," as used in the preceding sentence, means a certificate signed and verified by the Board Chairperson or the President or any Vice-President, and by the Secretary, the Chief Financial Officer, the Treasurer, or any assistant secretary or assistant treasurer of the Corporation. The deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit, the shares shall no longer be outstanding, and the holders of those shares shall cease to be shareholders with respect to those shares and shall have no rights with respect to them, except the right to receive from the bank or trust company payment of the redemption price of the shares, on surrender of their certificates if the shares redeemed are certificated and without surrender if the shares redeemed are uncertificated, and the right to convert those shares as provided in Section 5 hereinabove at any time up to but

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not after the close of business on the tenth (10th) day prior to the date fixed for redemption of those shares. Any moneys so deposited on account of the redemption price of the shares of Preferred Stock converted after the making of the deposit shall be repaid to the Corporation immediately on the conversion of the shares of Series A Preferred Stock. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Corporation. If the holders of shares of Series A Preferred Stock so called for redemption shall not, at the end of six years from the date fixed for redemption, have claimed any funds so deposited, the bank or trust company shall pay over to the Corporation the unclaimed funds, and the bank or trust company shall thereafter be relieved of all responsibility to those holders and those holders shall look only to the Corporation for payment of the redemption price.

                  Section 9.  Change of Control.  A Change of Control shall be
                              -----------------
deemed to have taken place if:

                           (a) any person - including a group of persons acting
in concert for the purpose of acquiring, holding, voting, or disposing of voting securities of the Corporation, but excluding Howard G. Berger, M.D., and his heirs, and any corporation of which Howard G. Berger, M.D., or his heirs, is the majority shareholder - becomes the beneficial owner (as beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and any successor rule thereto) of voting securities of the Corporation have fifty-one percent (51%) or more of the total number of votes that may be cast for the election of directors of the Corporation; or

                           (b) there occurs (i) (w) any cash tender or exchange
offer for shares of the Corporation, (x) any merger or other business combination involving the Corporation, (y) any sale of assets of the Corporation or (z) any combination of the foregoing transactions, and (ii) as a result of or in connection with any such event (including, without limitation, the voluntary resignation of one or more directors) persons who were directors of the Corporation before the event shall cease to constitute a majority of the board of directors of the Corporation or any entity successor thereto or to substantially all of the assets thereof; or

                           (c) there occurs (i) a merger or other business
combination involving the Corporation, and (ii) the persons who owned the issued and outstanding voting securities of the Corporation immediately prior to the transaction cease to beneficially own, as a result of the transaction, issued or outstanding voting securities of the Corporation or any entity successor thereto or to substantially all of the assets thereof which entitle the holders thereof to cast a majority of the votes that may be cast in the election of directors.

                           In the event there is a Change of Control of the
Corporation then and in that event the holders of the shares of Series A Preferred Stock shall have thirty (30) days from and after receiving notice of the Change of Control event (which the Corporation shall provide upon its

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

occurrence) to require the Corporation to purchase the shares of Series A Preferred Stock which the Corporation shall do within thirty (30) days of receipt of the election notice from the holders, at a price per share equal to the greater of:

                           (a) the redemption price required to be paid by the
Corporation to redeem the Series A Preferred Stock as set forth in Section 8 hereinabove as of the date of the change of control event, or

                           (b) an amount equal to the public market price of the
Corporation's Common Stock as quoted in the public market in which the Common Stock then trades on the date of the change of control event (either the last quoted sale price or the average of the last bid and asked price, whichever more accurately then provides the closing sale price on said date) multiplied by (i) the number of shares of Common Stock into which the shares of Series A Preferred Stock outstanding could then be converted, and (ii) the number of shares of Common Stock into which the Warrants could then be exchanged. Against such total is then deducted the exercise price of the Warrants required to be paid at that time in connection with their exercise.

                  Section 10. Ranking.
                              -------
                  The shares of Series A Preferred Stock will, with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding-up of the Corporation, unless otherwise provided in the Corporation's Certificate of Incorporation or a Certificate of Designations, Rights and Preferences relating to a subsequently issued series of preference stock of the Corporation, rank (i) on a parity with any other class or series of preferred stock issued by the Corporation and (ii) prior to the Common Stock.

                  Section 11.  Miscellaneous.
                               -------------

                           (a) Except as otherwise expressly provided in this
resolution, whenever a notice or other communication is required or permitted to be given to holders of shares of Series A Preferred Stock, the notice or other communication will be deemed properly given if deposited in the United States mail, postage prepaid, addressed to the persons shown on the books of the Corporation as the holders of the shares at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Corporation's Certificate of Incorporation and By-laws, these resolutions and applicable law, as in effect from time to time.

                           (b) The holders of the Series A Preferred Stock will
not have any preemptive right to subscribe for or purchase any shares or any other securities which may be issued by the Corporation.

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

                           (c) Except as may otherwise be required by law,
shares of Series A Preferred Stock will not have any designations, preferences, limitations or relative rights, other than those specifically set forth in this resolution and in the Certificate of Incorporation.

                           (d) The headings of the various subdivisions of this
resolution are for convenience only and will not affect the meaning or interpretation of any of the provisions of this resolution.

                           (e) The preferences, special rights or powers of the
Series A Preferred Stock may be waived, and any of the provisions of the Series A Preferred Stock may be amended, by the affirmative vote at a meeting or the written consent of holders of record of at least 66-2/3% of the outstanding shares of Series A Preferred Stock."

                  Section 12. Additional Covenants.
                              --------------------

                  Notwithstanding anything to the contrary contained herein, so long as at least twenty-five percent (25%) of the Series A Preferred Stock is still outstanding, the Corporation shall not, and shall not permit any subsidiary to, without the prior written consent of the holders of not less than sixty six and two third percent (66 2/3%) of the Series A Preferred Stock then outstanding:

                           (a) Designate or, issue any additional shares of
preferred stock, unless such preferred stock is junior to the Series A Preferred Stock in all respects, including without limitation as to preference or priority in liquidation, dividends or otherwise;

                           (b) Make any substantial change in the nature of the
business of the Corporation;

                           (c) Fail to maintain its corporate existence, its
qualification to do business and its good standing in each jurisdiction in which qualification is necessary for the proper conduct of its business;

                           (d) Fail to comply with all laws and regulations
applicable to it in the operation of its business;

                           (e) Fail to reserve and keep available that maximum
number of its authorized but unissued shares of Common Stock, which are issuable upon conversion of the Series A Preferred Stock (and any additional shares issued in connection therewith) and upon exercise of the Warrants outstanding from time to time;

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

                           (f) For so long as the Corporation is a reporting
company under either Section 12(g) or 15(d) of the Exchange Act, the Corporation, at its expense, fail to furnish to each of the holders of shares of Series A Preferred Stock; (i) an annual report (including financial statements audited by its independent public accountants); (ii) as soon as they are available, a copy of all reports (financial or other) mailed to the Corporation's security holders; and (iii) as soon as they are available, a copy of all nonconfidential reports and financial statements furnished to or filed with the Securities and Exchange Commission;

                           (g) declare or pay any dividend on, or authorize or
make any distribution in respect of, shares of any class of its stock;

                           (h) fail to give the holders of shares of Series A
Preferred Stock and any other holders of the Series A Preferred Stock prompt notice of (i) any event of default under any agreement with respect to indebtedness for borrowed money or a purchase money obligation, and any event which, upon notice or lapse of time or both, would constitute such an event of default, and (ii) any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency which, if adversely determined, would materially impair the right of the Corporation or any subsidiary to carry on its business substantially as now or then conducted, or materially adversely affect the business, operations, properties, assets or financial condition of any of the Corporation or any subsidiary; or

                           (i) cause or permit any subsidiary to, enter into any
transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any director, officer, stockholder, employee or Affiliate of the Corporation or any subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the Corporation's or such subsidiary's business and upon fair and reasonable terms no less favorable to the Corporation or such subsidiary that would obtain in a comparable arm's-length transaction with an independent third party such transaction having first been approved by a majority of the Corporation's independent directors.

                  IN WITNESS WHEREOF, Primedex Health Systems, Inc. has caused this certificate to be signed by Howard G. Berger, M.D., its president, and attested by Norman R. Hames, its Secretary, this ____ day of December, 2000.

                                  PRIMEDEX HEALTH SYSTEMS, INC.


                                    By:
                                       -----------------------------------------
                                          Howard G. Berger, M.D., President


Attest:




Norman R. Hames, Secretary

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